Exhibit 10.1



                    SEPARATION AGREEMENT AND GENERAL RELEASE


         Global Signal Services LLC ("GSS"), 301 N. Cattlemen Rd., Ste 300, Sarasota, FL 34232, (including affiliates and its and their successors, assigns, employees, officers, directors, representatives, shareholders and agents, collectively referred to as "Global Signal"), and David J. Grain ("Employee") have entered into this Separation Agreement and General Release (this "Agreement") as of this 16th day of December 2005 (collectively referred to as the "Parties"). In consideration of the mutual promises contained herein, the Parties agree as follows:

     1. Last Day of Employment. Employee and GSS agree that Employee's employment with Global Signal is terminated effective December 16, 2005 (the "Effective Date"). GSS will pay Employee all earned but unpaid salary and all accrued but unused paid time off (including vacation time) earned by him through the Effective Date, less applicable withholdings and deductions as soon as practicable. In addition, GSS will reimburse Employee for all business expenses incurred on behalf of Global Signal, in accordance with Global Signal's policies with respect to the reimbursement of expenses. Employee hereby confirms that effective on the Effective Date, he no longer holds any positions as an officer, director or employee of Global Signal (including its, parents, subsidiaries and affiliates at any level, and he agrees to promptly execute such customary documents and take such customary actions as may be necessary or reasonably requested by Global Signal to effectuate such.

     2. Payment. In consideration for signing this Agreement and in recognition of outstanding services rendered over the past three years, (i) GSS will pay Employee the sum of $500,000, minus any applicable federal, state or local withholdings and in lieu of any additional payments, by December 20, 2005; (ii) on the Effective Date all of Employee's unvested option shares subject to the Stock Option Agreement, dated July 22, 2003, between Employee and Global Signal (the "Stock Option Agreement") shall become fully vested and exercisable in accordance with the terms of the Stock Option Agreement and all options outstanding under the Stock Option Agreement shall remain exercisable until the first to occur of the third anniversary of the Effective Date or the expiration date of the options (it being understood that the death of Executive during such post-termination period shall not further extend the expiration date of the Option); and (iii) one-third of the shares subject to the terms of the Restricted Shares Award Agreement, dated December 20, 2004, between Employee and Global Signal (the "Restricted Shares Award Agreement"), shall become fully vested upon the Effective Date and shall be delivered as soon as practicable after the Effective Date pursuant to Section 5 of the Restricted Shares Award Agreement. Employee recognizes that he is forfeiting as of the Effective Date all other remaining unvested shares of restricted stock that were granted to Employee pursuant to the Restricted Shares Award Agreement. Employee acknowledges that the consideration accorded him in this Agreement is in lieu of and in full satisfaction of any obligations, including any amounts that might be payable or securities deliverable, under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of Global Signal or any of its affiliates, including, but not limited to, the Employment Agreement, dated
January 31, 2003, between Employee and Global Signal (the "Employment Agreement") other than any accrued and vested benefits under any tax-qualified retirement plans (viz., the Company's 401K plan).

     3. Employee General Release of Claims. Employee for himself, his heirs, family members, successors and assigns hereby voluntarily, knowingly and willfully forever releases and discharges Global Signal and all persons acting by, through, under or in concert with any of them in both their official and personal capacities from any and all claims, whether or not known, accrued, vested, ripe, that Employee has or may have against Global Signal arising from or in any way related to Employee's employment with GSS or the termination of that employment relationship, including, but not limited to, any alleged violation of:

      o   Title VII of the Civil Rights Act of 1964, as amended;

      o   The Civil Rights Act of 1991;

      o Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. ss. 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its "qui tam" provisions;

      o Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

      o   The Employee Retirement Income Security Act of 1974, as amended;

      o   The Immigration Reform and Control Act, as amended;

      o   The Americans with Disabilities Act of 1990, as amended;

      o   The Age Discrimination in Employment Act of 1967, as amended;

      o   The Workers Adjustment and Retraining Notification Act, as amended;

      o   The Occupational Safety and Health Act, as amended;

      o   The Fair Labor Standards Act of 1938, as amended;

      o   The Florida Civil Rights Act, Fla. Stat. ss. 760.01, et. seq.;

      o   The Florida Whistleblower Law, Fla. Stat. ss. 448.101, et. seq.;

      o any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

      o any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing;

      o   any public policy, contract, tort, or common law; or

      o any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Employee may have: (i) under this Agreement; (ii) for indemnification under any written indemnification agreement by and between Employee and Global Signal and/or under applicable law or Global Signal's charter or Bylaws; (iii) under any applicable insurance coverage(s); or (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans.

     4. GSS Release. Global Signal for itself, its officers, directors, successors, affiliates, agents, employees and assigns, both in their individual and representative capacities, hereby voluntarily, knowingly and willfully forever releases and discharges Employee, his agents, attorneys, representatives, heirs and assigns from any and all claims, whether or not known, accrued, vested, ripe, that Global Signal has or may have against Employee arising from or in any way related to Employee's service with Global Signal or the termination of that employment relationship, including, but not limited to, any alleged violation of any federal, state or local law, regulation or ordinance; any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Global Signal may have (i) under the terms of this Agreement or (ii) as a result of any unlawful or fraudulent conduct by Employee.

     5. Affirmations. Employee and Global Signal each affirm that they have not filed, caused to be filed, and presently is not a party to any claim, complaint, or action against the other in any forum or form. Employee further affirms that he has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and benefits are due to him, except as expressly provided herein. Employee furthermore affirms that he has no known workplace injuries or occupational diseases, has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Employee disclaims and waives any right of reinstatement with Global Signal.

     6. Benefits and COBRA. Except as otherwise provided in this Section 6, effective as of December 31, 2005, Employee will cease all Global Signal health benefit coverage and other benefit coverage. Employee acknowledges that Global Signal has advised him that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), he has a right to elect continued coverage under Global Signal group health plan for a period of eighteen (18) months from the Effective Date. Provided Employee timely elects COBRA coverage, Global Signal agrees to provide continued group health plan coverage for Employee and his eligible dependents (to the extent so elected) for twelve (12) months following the Effective Date at Global Signal's expense subject to co-payments and deductibles applicable to active employees of Global Signal.

     7. Non-Disparagement. Employee agrees not to make critical, negative or disparaging remarks about Global Signal, including, but not limited to, comments about any of its products, services, management, business or employment practices, and not to voluntarily aid or voluntarily assist any person in any way any third party claims pursued against Global Signal. Global Signal, Wesley Edens and Robert Niehaus each agrees not to (and Global Signal shall obtain the agreement of each of the executive officers named in the proxy statement on Form 14F most recently filed by Global Signal Inc. who are employed by Global Signal as of the date hereof not to) engage in conduct or make statements or representations that are critical, negative or disparaging with respect to Employee, his business or personal reputation (it being understood in the case of Global Signal that statements or conduct by individuals other than the individuals identified in this sentence shall not be deemed statements by Global Signal by virtue of the fact that such individuals happen to be officers or directors of Global Signal). By signing this Agreement, Wesley R. Edens agrees not to make critical, negative or disparaging remarks with respect to Employee, his business or personal reputation. If called to provide information to any actual or prospective subsequent employer of Employee, Global Signal will only disclose Employee's dates of employment with GSS, his last job title and base salary rate, and that Employee's departure was amicable. Any description (to the extent permitted hereby) of Employee's departure from Global Signal in any public filing or document (or otherwise) by or on behalf of Global Signal shall be accurate and fully consistent with that contained herein and shall be fully agreed to by Employee except to the extent that Global Signal in good faith views its disclosure requirements under applicable law to require disclosure which is not so agreed to. Global Signal will attempt in good faith to provide Employee with an opportunity to review and comment on any such filing or document before it is publicly disclosed. Nothing in this Section will prevent the Employee or Global Signal from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

     8. '34 Act Filing. Global Signal will disclose the existence and terms and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities and Exchange Act of 1934, as amended. The Form 8-K to be filed to which this Agreement shall be attached as an exhibit and any press release issued in connection with Employee's departure from Global Signal shall first be furnished to Employee with an opportunity for Employee to comment, and Global Signal will attempt in good faith to provide Employee with an opportunity to review any changes or additions to any such disclosure in any other public filings or disclosure in advance.

     9. Continuing Obligations to Global Signal. The Parties rights under the Non-compete, Non-solicitation and Confidentiality Agreement, effective as of December 16, 2004, are unaffected by the execution of this Agreement.

     In addition, commencing on the Effective Date, Employee will cooperate in all reasonable respects with Global Signal and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against Global Signal or any of its affiliates, to the extent Global Signal reasonably deems Employee's cooperation necessary. Executive shall be reimbursed for all out-of-pocket expenses incurred by him as a result of such cooperation.

     10. Return of Personal Property. Employee hereby acknowledges that Global Signal has returned to him, and that he is in receipt of, all items of personal property located at Employer's business premises prior to the Effective Date; provided, however, Employee shall be allowed to retain the cell phone and wireless card provided to Employee by Global Signal. To the extent he has not done so, Employee promises to return to GSS all items of Global Signal property in his possession no later than the Effective Date.

     11. Notices. All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To Employer Corporation:     Global Signal Services LLC
                             301 N. Cattlemen Rd., Suite 300
                             Sarasota, FL 34232

                             Attention: Chief Executive Officer

                             With a copy to:

                             Skadden Arps, Slate, Meagher & Flom LLP
                             4 Times Square
                             New York, NY, 10036-6522
                             Fax: (212) 735-2000

                             Attention: Joseph Coco, Esq.

                             And to:

                             Fortress Investment Group LLC
                             1251 Avenue of the Americas
                             New York, NY 10020

                             Attention: General Counsel

To Employee:                 David J. Grain
                             607 Mourning Dove Drive
                             Sarasota FL 34236
                             941-400-2200

                             With a copy to:

                             Stroock & Stroock & Lavan LLP
                             180 Maiden Lane
                             New York, New York  10038

                             Attention:  Mark Wintner, Esq.

     12. Governing Law and Interpretation. This Agreement shall be governed and controlled by and in accordance with the laws of the State of Florida without regard to its conflict of laws provision. In the event Employee or Global Signal breaches any provision of this Agreement, Employee and Global Signal affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in Sarasota, Florida. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

     13. Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for same shall be deemed or construed at anytime for any purpose as an admission by either party of any liability, wrongdoing or unlawful conduct of any kind.

     14. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

     15. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties, except for those surviving provisions of the Non-compete, Non-solicitation and Confidentiality Agreement, effective as of December 16, 2004 as set forth in Section 9 hereof. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.

     16. Revocation. Employee may revoke this Agreement for a period of seven
(7) calendar days following the day that Employee executes this Agreement. Any revocation within this period must be submitted, in writing, to Global Signal Services LLC located at 301 N. Cattlemen Rd., Ste. 300, Sarasota, FL 34232, "I hereby revoke my acceptance of our Agreement." The revocation must be personally delivered to Global Signal Human Resources Manager or its counsel or mailed to their office at the above address and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. In the event that Employee revokes this Agreement, he shall repay any sums paid by Global Signal pursuant to Section 2(i). If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

     EMPLOYEE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND THE GENERAL RELEASE CONTAINED HEREIN AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

     EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

     HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES CONTAINED THEREIN AND TO RECEIVE THE CONSIDERATION SET FORTH HEREIN, EMPLOYEE KNOWINGLY AND VOLUNTARILY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT.



                  [Remainder of Page Intentionally Left Blank]

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            IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:


December 16, 2005                               /s/ David J. Grain
-------------------------------                 -------------------------------
Date                                                      Employee


                                                GLOBAL SIGNAL SERVICES LLC


December 16, 2005                               By: /s/ Jeffrey A. Klopf
-------------------------------                    ----------------------------
Date                                               Its duly authorized
                                                   representative


December 16, 2005                               /s/ Wesley R. Edens
-------------------------------                 -------------------------------
Date                                               Wesley R. Edens

                                                   (solely for purposes of
                                                   Section 7 hereof)